Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,700,000	$231.88

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

Dated May 10, 2013

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012

and Equity Index Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $1,700,000 Autocallable Return Enhanced Notes Linked to the TOPIX® Index due May 29, 2014 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing May 29, 2014.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The TOPIX® Index (“TPX”)
Principal Amount:	$1,000 per Note
Trade Date:	May 10, 2013
Pricing Date:	May 10, 2013
Original Issue Date:	May 15, 2013
Final Valuation Date:	May 23, 2014, subject to adjustment as described in “Additional Terms of the Notes — Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Ending Averaging Dates:	May 19, 2014, May 20, 2014, May 21, 2014, May 22, 2014, and May 23, 2014, (the Final Valuation Date), subject to adjustment as described in “Additional Terms of the Notes — Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	May 29, 2014. The Maturity Date is subject to further adjustment as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Automatic Call:	If the Call Observation Level on any Call Observation Date is greater than or equal to the Call Level, the Notes will be automatically called and, on the applicable Call Payment Date, you will receive a cash payment equal to the Principal Amount plus the product of (a) the Principal Amount multiplied by (b) the Maximum Return.
Call Level:	1,255.51, which is 103.71% of the Initial Level
Call Observation Dates:	August 22, 2013, November 21, 2013, and February 20, 2014, subject to adjustment as described in “Additional Terms of the Notes — Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Call Payment Dates:	3 business days after the applicable Call Observation Date, subject to adjustment as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	For each Note, the Cash Settlement Value.
Cash Settlement Value:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Reference Return (as described below):
If the Reference Return is greater than or equal to 0.00%, you will receive an amount equal to the Principal Amount plus the lesser of: (i) the product of (a) the Principal Amount multiplied by (b) the Reference Return multiplied by the Upside Participation Rate; and (ii) the product of (a) the Principal Amount multiplied by (b) the Maximum Return.
If the Reference Return is less than 0.00%, you will receive an amount equal to the Principal Amount plus the product of (a) the Principal Amount multiplied by (b) the Reference Return. You will lose 1.00% of the Principal Amount for each percentage point that the Reference Return is below zero. This means that if the Reference Return is -100.00%, you will lose your entire investment.
Upside Participation Rate:	200.00%
Maximum Return:	7.42%
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level
Initial Level:	1,210.60, which was the Official Closing Level of the Reference Asset on the Pricing Date.
Call Observation Level:	The Official Closing Level of the Reference Asset on a Call Observation Date.
Final Level:	The arithmetic average of the Official Closing Levels of the Reference Asset determined by the Calculation Agent on each of the Ending Averaging Dates.
Official Closing Level:	The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the level displayed on Bloomberg Professional® service page “TPX <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40432XFF3/US40432XFF33
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10	$990
Total	$1,700,000	$17,000	$1,683,000

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

May 10, 2013

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities comprising the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page S-1 of the accompanying Equity Index Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Equity Index Underlying Supplement at: www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

•	The prospectus supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

•	The prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Summary

The four charts below provide a summary of the Notes, including Note characteristics and risk considerations as well as an illustrative diagram and table reflecting hypothetical returns on the Notes.  These charts should be reviewed together with the disclosure regarding the Notes contained in this pricing supplement as well as in the accompanying Equity Index Underlying Supplement, prospectus and prospectus supplement.

The following charts illustrate the hypothetical total return on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment on the Notes per $1,000 Principal Amount of the Notes to $1,000. The hypothetical total returns set forth below reflect the Initial Level of 1,210.60, the Call Level of 1,255.51 (equal to 103.71% of the Initial Level), the Upside Participation Rate of 200.00% and the Maximum Return of 7.42%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity for enhanced returns at maturity by multiplying a positive Reference Return by the Upside Participation Rate of 200.00%, up to the Maximum Return on the Notes of 7.42%, or a maximum Payment at Maturity of $1,074.20 for every $1,000 Principal Amount of the Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	Potential Early Redemption with Appreciation as a Result of Automatic Call Feature — While the original term of the Notes is approximately one year, the Notes will be automatically called prior to maturity if the Call Observation Level is at or above the Call Level on any Call Observation Date. If the Notes are automatically called, you will receive a return on the Notes equal to the Maximum Return on the applicable Call Payment Date.
•	Full Participation in the Decline of the Reference Asset IF THE NOTES HAVE NOT BEEN CALLED — Payment at Maturity of the Principal Amount of the Notes will be fully exposed to a decline in the Final Level, as compared to the Initial Level. If the Notes have not been called and the level of the Reference Asset declines, you will lose 1.00% of the Principal Amount for every 1.00% that the Reference Return is less than zero. If the Reference Return is -100.00%, you will lose your entire investment.
•	DIVERSIFICATION OF THE TOPIX® INDEX — The return on the Notes is linked to the TOPIX® Index. The TOPIX® Index is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange. For additional information about the Reference Asset, see the information set forth under “The TOPIX® Index” in the Equity Index Underlying Supplement.
•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

For a further discussion of the U.S. federal income tax consequences related to the Notes, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Return is positive or negative. Your investment will be exposed on a 1-to-1 basis to any decline in the Final Level of the Reference Asset as compared to the Initial Level. You may lose up to 100.00% of your investment.
•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE LEVEL OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE CALL OBSERVATION DATES AND ENDING AVERAGING DATES, INCLUDING THE FINAL VALUATION DATE — The payment on the Notes will be based on the Official Closing Level of the Reference Asset on each of the Call Observation Dates and Ending Averaging Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the level of the Reference Asset appreciates during the term of the Notes other than on the Call Observation Dates and Ending Averaging Dates but then drops on one or more of the Call Observation Dates and Ending Averaging Dates to at or below the Call Level or the Initial Level, as applicable, the payment on the Notes will be less, and may be significantly less, than it would have been had the payment on the Notes been linked to the level of the Reference Asset prior to such drop. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Call Observation Level or the Final Level, as applicable, whether the Notes will be automatically called and the Payment at Maturity will be based solely on the Official Closing Level of the Reference Asset on each of the Call Observation Dates or the Ending Averaging Dates, as applicable.
•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — Your return on the Notes, whether upon an automatic call or at maturity, will not exceed the Maximum Return of 7.42%, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return. You will not receive a return on the Notes greater than the Maximum Return.
•	REINVESTMENT RISK — If your Notes are automatically called, the term of the Notes may be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are automatically called.
•	POTENTIAL FOR EARLY REDEMPTION AND MAXIMUM RETURN ON ANY CALL PAYMENT DATE REQUIRES THE REFERENCE ASSET TO APPRECIATE BY AT LEAST 3.71% — The Call Level will be 103.71% of the Initial Level. Accordingly, the Reference Asset must appreciate by at least 3.71% from the Initial Level in order for you to receive a call premium equal to the Maximum Return on any Call Payment Date.
•	SUITABILITY OF THE NOTES FOR INVESTMENT – You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment on the Notes described in this pricing supplement is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Reference Asset would have.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset.
•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES — An investment in the Notes involves risks associated with Japan. The prices of the common stocks included in the Reference Asset may be affected by political, economic, financial and social factors in Japan, including changes in Japan’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. The foreign securities tracked by the Reference Asset may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.
•	TIME DIFFERENCES BETWEEN THE DOMESTIC AND FOREIGN MARKETS AND NEW YORK CITY MAY CREATE DISCREPANCIES IN THE TRADING LEVEL OR PRICE OF THE NOTES — Time differences between the domestic and foreign markets may result in discrepancies between the price of the securities comprising the Reference Asset and the value of the Notes. To the extent that U.S. markets are closed while Japanese markets remain open, significant price or rate movements of these securities may take place that will not be reflected immediately in the value of the Notes. In addition, there may be periods when the Japanese markets are closed for trading, causing the level of the Reference Asset to remain unchanged for multiple trading days in New York City.
•	THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES — Although the equity securities comprising the Reference Asset are traded in Japanese yen, and the Notes are denominated in U.S. dollars, the Reference Asset and the amount payable on the Notes, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and the Japanese yen. Changes in exchange rates, however, may reflect changes in the Japanese economy that in turn may affect the level of the Reference Asset, and therefore the value of the Notes.
•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.
•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset and the value of the Notes.
•	The Notes are Not Insured or guaranteed by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment on the Notes calculated as indicated on the cover page of this pricing supplement.
•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE REFERENCE asset DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.
•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Call Observation Levels, the Final Level, or payment on the Notes in the ordinary manner, the Calculation Agent will those determinations in good faith and in a commercially reasonable manner, and it is possible that the Call Observation Dates, the Ending Averaging Dates and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;
•	the time to maturity of the Notes;
•	the dividend rate on the equity securities underlying the Reference Asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes upon an Automatic Call or at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment on a Call Payment Date or at maturity per $1,000 Principal Amount of the Notes to $1,000. The hypothetical total returns set forth below reflect the Upside Participation Rate of 200.00%, the Maximum Return on the Notes of 7.42%, the Initial Level of 1,210.60 and the Call Level of 1,255.51 (equal to 103.71% of the Initial Level). There will be only one payment on the Notes, whether upon an automatic call or at maturity. An entry of “N/A” indicates that the Notes would not be called on the applicable Call Observation Date and no Call Payment Date would occur.

The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Automatic Call			No Automatic Call
The Hypothetical Call Observation Level or the Final Level	Hypothetical Reference Asset Appreciation/ Depreciation on a Call Observation Date	Hypothetical Payment on the Applicable Call Payment Date	Hypothetical Total Return on the Notes upon an Automatic Call	Hypothetical Percentage Change	Hypothetical Payment at Maturity	Hypothetical Total Return on the Notes at Maturity
1,815.90	50.00%	$1,074.20	7.42%	50.00%	$1,074.20	7.42%
1,694.84	40.00%	$1,074.20	7.42%	40.00%	$1,074.20	7.42%
1,573.78	30.00%	$1,074.20	7.42%	30.00%	$1,074.20	7.42%
1,452.72	20.00%	$1,074.20	7.42%	20.00%	$1,074.20	7.42%
1,392.19	15.00%	$1,074.20	7.42%	15.00%	$1,074.20	7.42%
1,331.66	10.00%	$1,074.20	7.42%	10.00%	$1,074.20	7.42%
1,255.51	3.71%	$1,074.20	7.42%	3.71%	$1,074.20	7.42%
1,252.97	3.50%	N/A	N/A	3.50%	$1,070.00	7.00%
1,240.87	2.50%	N/A	N/A	2.50%	$1,050.00	5.00%
1,222.71	1.00%	N/A	N/A	1.00%	$1,020.00	2.00%
1,210.60	0.00%	N/A	N/A	0.00%	$1,000.00	0.00%
1,150.07	-5.00%	N/A	N/A	-5.00%	$950.00	-5.00%
1,089.54	-10.00%	N/A	N/A	-10.00%	$900.00	-10.00%
968.48	-20.00%	N/A	N/A	-20.00%	$800.00	-20.00%
847.42	-30.00%	N/A	N/A	-30.00%	$700.00	-30.00%
726.36	-40.00%	N/A	N/A	-40.00%	$600.00	-40.00%
605.30	-50.00%	N/A	N/A	-50.00%	$500.00	-50.00%
484.24	-60.00%	N/A	N/A	-60.00%	$400.00	-60.00%
363.18	-70.00%	N/A	N/A	-70.00%	$300.00	-70.00%
242.12	-80.00%	N/A	N/A	-80.00%	$200.00	-80.00%
121.06	-90.00%	N/A	N/A	-90.00%	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable upon an Automatic Call or at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Examples with an Automatic Call

Example 1: The level of the Reference Asset increases from the Initial Level of 1,210.60 to a hypothetical Call Observation Level of 1,331.66. Because the hypothetical Call Observation Level of 1,331.66 is greater than the Call Level of 1,255.51, the Notes are automatically called on the applicable Call Observation Date, and the investor receives a single payment of $1,074.20 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + ($1,000 × 7.42%) = $1,074.20

Example 2: The level of the Reference Asset increases from the Initial Level of 1,210.60 to a hypothetical Call Observation Level of 1,255.51. Because the hypothetical Call Observation Level of 1,255.51 is equal to the Call Level of 1,255.51, the Notes are automatically called on the applicable Call Observation Date, and the investor receives a single payment of $1,074.20 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + ($1,000 × 7.42%) = $1,074.20

Examples without an Automatic Call

Example 3: The level of the Reference Asset increases from the Initial Level of 1,210.60 to a hypothetical Final Level of 1,240.87. Because the hypothetical Final Level of 1,240.87 is greater than the Initial Level of 1,210.60 and the Reference Return of 2.50% multiplied by the Upside Participation Rate of 200.00% does not exceed the Maximum Return of 7.42%, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + [$1,000 × (2.50% × 200.00%)] = $1,050.00

Example 4: The level of the Reference Asset increases from the Initial Level of 1,210.60 to a hypothetical Final Level of 1,331.66. Because the hypothetical Final Level of 1,331.66 is greater than the Initial Level of 1,210.60 and the Reference Return of 10% multiplied by the Upside Participation Rate of 200.00% exceeds the Maximum Return of 7.42%, the investor receives a Payment at Maturity of $1,074.20 per $1,000 Principal Amount of the Notes, the maximum payment on the Notes, calculated as follows:

$1,000 + ($1,000 × 7.42%) = $1,074.20

Example 5: The level of the Reference Asset decreases from the Initial Level of 1,210.60 to a hypothetical Final Level of 847.42. Because the hypothetical Final Level of 847.42 is less than the Initial Level of 1,210.60 and the Reference Return of -30.00% is less than zero, the investor receives a Payment at Maturity of $700.00 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + ($1,000 × -30.00%) = $700.00

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the securities comprising the Reference Asset. All disclosures contained in this pricing supplement regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Reference Asset that is contained in this pricing supplement. You should make your own investigation into the Reference Asset.

The TOPIX® Index

The TPX is a free float-adjusted market capitalization-weighted index of all companies listed on the First Section of the Tokyo Stock Exchange. Publication of the TPX began on July 1, 1969, with a base point of 100 as of the base date of January 4, 1968. The TPX is published by the Tokyo Stock Exchange, Inc. (the “TSE”) and the TSE is responsible for calculating and publishing the TPX.

For more information about the TPX, see “The TOPIX® Index” beginning on page S-46 of the accompanying Equity Index Underlying Supplement.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing levels from May 10, 2008 through May 10, 2013. The closing level for the Reference Asset on May 10, 2013 was 1,210.60. We obtained the closing levels below from the Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from the Bloomberg Professional® service.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level on the Ending Averaging Dates. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement. In that case, the five business days preceding the date of acceleration will be used as the Ending Averaging Dates for purposes of determining the accelerated Reference Return (including the Final Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Additional Terms of the Notes

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, acting as placement agent, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee that will not exceed $10 per $1,000 Principal Amount of Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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